Filed Pursuant to Rule 424(b)(5)

Registration No. 333-230476

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2019

Preliminary Prospectus Supplement
(to prospectus dated April 11, 2019)

               Shares

Common Stock

We are offering      shares of our common stock. Our common stock is listed on the Nasdaq Capital Market under the symbol “DZSI.” On May 14, 2019, the last reported sale price of our common stock on the Nasdaq Capital Market was $10.99 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 4 of the accompanying prospectus and the documents incorporated by reference herein and therein before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Share	Total

Public offering price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Underwriting discounts and commissions(1) . . . . . . . . . . . Proceeds to DASAN Zhone Solutions, Inc., before expenses. . . . . . . . . . . . . . . .

.

. . .  .

$ $ $	$ $ $

(1) We have agreed to reimburse the underwriters for certain expenses incurred in this offering. See “Underwriting.”

We have granted the underwriters an option for a period of 30 days to purchase up to an additional          shares of our common stock on the same terms as set forth above. If the underwriters exercise their option in full, the total public offering price will be $            , underwriting discounts and commissions payable by us will be $              and the total proceeds to us, before expenses, will be $            .

The underwriters expect to deliver the shares of common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment in immediately available funds to purchasers on or about            , 2019.

Joint Book-Running Managers

B. Riley FBR	Craig-Hallum Capital Group

Lead Manager

Northland Capital Markets

Prospectus supplement, dated                 , 2019

S-i

About this Prospectus Supplement

In this prospectus supplement, unless the context otherwise indicates, the terms “DZS,” the “Company,” “we,” “our” and “us” or similar terms refer to DASAN Zhone Solutions, Inc. (formerly known as Zhone Technologies, Inc.), including its consolidated subsidiaries.

This prospectus supplement and the accompanying prospectus dated April 11, 2019 are part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. This prospectus supplement and the accompanying prospectus relate to the offer by us of shares of our common stock to certain investors. We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

This prospectus supplement and the accompanying prospectus and any free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement and the accompanying prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We use our registered trademarks in this prospectus. All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

S-ii

Prospectus Supplement Summary

This summary provides a brief overview of information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus, and any free writing prospectus distributed by us before making an investment decision, including the information presented under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Information” in this prospectus supplement and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

Company Overview

We are a global provider of ultra-broadband network access solutions and communications platforms deployed by advanced Tier 1, 2 and 3 service providers and enterprise customers. Our solutions are deployed by over 900 customers in more than 80 countries worldwide. According to an Ovum report, in 2018 we were the largest U.S.-based vendor and the second largest Western vendor selling into the global FTTx PON market based on revenues.

Our ultra-broadband solutions are focused on creating significant value for our customers by delivering innovative solutions that empower global communication advancement by shaping the internet connection experience. Every connection matters, and the first connection to the internet and cloud services applications matters the most. Our principal focus is centered around enabling our customers to connect everything and everyone to the internet-cloud economy via ultra-broadband connectivity solutions.

We research, develop, test, sell, manufacture and support platforms in five major areas: broadband access, mobile backhaul, Ethernet switching with Software Defined Networking (“SDN”) capabilities, new enterprise solutions based on Passive Optical LAN (“POL”), and new generation of SDN/ Network Function Virtualization (“NFV”) solutions for unified wired and wireless networks. We have extensive regional development and support centers around the world to support our customer needs. As of March 31, 2019, we employed over 670 personnel worldwide, of which approximately half were engineers or engaged in research and development.

Keymile Acquisition

On January 3, 2019, ZTI Merger Subsidiary III, Inc., a Delaware corporation and our wholly owned subsidiary, acquired all of the outstanding shares of Keymile GmbH, a limited liability company organized under the laws of Germany (“Keymile”), from Riverside KM Beteiligung GmbH, also a limited liability company organized under the laws of Germany, pursuant to a share purchase agreement. We refer to this transaction as the “Keymile Acquisition.” The aggregate cash purchase price paid for all of the shares of Keymile and certain of its subsidiaries was EUR 10,250,000 (approximately $11.8 million), which was paid with a combination of cash, a loan from DASAN Networks, Inc., and a draw under our former senior secured credit facility with Wells Fargo Bank, National Association (“Wells Fargo”). The net purchase price paid, after giving effect to cash received from the lockbox mechanism under the share purchase agreement, was approximately $9.3 million. Following the closing of the Keymile Acquisition, Keymile became our indirect wholly owned subsidiary.

Keymile is a leading solution provider and manufacturer of telecommunication systems for broadband access. We believe the Keymile Acquisition complements and strengthens our portfolio of broadband access solutions, which now includes a series of multi-service access platforms, including ultra-fast broadband copper access based on very-high-bit-rate DSL (“VDSL/Vectoring”) and G. Fast technology.

Industry Background

We believe that expansion in our worldwide business is driven by the increased demand of subscribers and cloud service providers for mobile and fixed network access solutions and communications equipment that enable or support access to higher speed bandwidth access to the internet.

Furthermore, increased competition between service providers for the subscriber business has resulted in significant investment pressure to upgrade network infrastructure to meet the growing bandwidth needs. Broadband access networks must be multiservice in nature and must have an extensive quality of service guarantees in order to support

5th generation wireless technologies (“5G”) mobile backhaul, symmetric business services and residential services as well as virtual overlay networks for alternative operators and wholesale access.

In recent years, the growth of social communications and networking has placed significant demands on legacy access infrastructure, which has been challenging for the industry, even for the newest and most advanced subscribers. Increased subscriber usage of smartphone, video streaming services, PC gaming services and high definition and ultra-high definition televisions has increased the demand for music, pictures, user-generated content (as found on many video-sharing sites) and high definition video, which have all become a growing part of subscribers’ regular exchange of information.

Trends such as SaaS, Cloud, IoT, and 5G have also increased the demand for broadband network access. All of these new technologies share a common dependency on high-bandwidth communication networks and sophisticated traffic management tools. As bandwidth demands continue to increase, carriers need to continue to upgrade their network infrastructure to support such demand. The infrastructure upgrade cycle typically has the effect of moving bandwidth bottlenecks from one part of the network to another (such as a carrier’s access network, core network or data centers), depending on the selection of technology and costs.

It is widely acknowledged in the industry that a fiber-optic broadband access network is the preferred network architecture for a broadband fixed network. The shift away from the legacy copper telephone TDM switches started in the early 2000’s as many carriers decommissioned their legacy telephone switches and moved services over to Voice over Internet Protocol (“VoIP”) platforms. Our broadband access products and solutions are designed to address all these fiber configurations commonly referred to as (FTTx) by allowing carriers and service providers to either use fiber-optic networks or leverage their existing deployed copper networks to offer broadband services to customer premises.

With respect to mobile wireless networks, the popularity of mobile smartphones and increasing demand for mobile data has forced mobile network operators to upgrade their mobile access technologies from 3rd generation wireless to 4th generation wireless (“4G” or “LTE”) and to plan for 5G. These technology upgrades are typically accompanied by network infrastructure upgrades, including upgrades to the carriers’ access networks (referred to as “mobile backhaul”), core networks and data centers. Our mobile backhaul products, which have features for time sensitive networks, provide a robust, manageable and scalable solution for mobile network operators that enable them to upgrade their mobile backhaul systems and migrate to 4G and 5G.

Another growing industry trend is the desire of carriers and service providers to simplify network operation and reduce costs. Increasingly, we see network operators seeking to reduce the number of active components in their networks and to centralize network data and control in data centers, both of which require network redesigns and upgrades. Our FiberLAN portfolio of POL products, as well as our Ethernet switching products and SDN and NFV tools and building blocks, are designed to address these market trends, with POL emerging as a popular customer choice for network upgrades.

Our Solutions and Platforms

Our ultra-broadband network access solutions and communications platforms include products in the following five major areas: broadband access, mobile backhaul, Ethernet switching, enterprise Passive Optical LAN and SDN/NFV solutions.

Broadband Access

Our broadband access products are at the core of our product strategy and offer a variety of options for carriers and service providers to provide broadband connections to residential and business customers. Our solutions allow carriers and service providers to either use high-speed fiber or leverage their existing deployed copper networks to offer broadband services to customer premises. Once our broadband access products are deployed, the service provider can offer voice, high-definition and ultra-high-definition video, high-speed internet access and business class services to their customers. We develop our broadband access products for all aspects of carrier and service provider access networks: customer premise equipment. Products include digital subscriber line (“DSL”) modems, Ethernet access demarcation devices, Gigabit passive optical network (“GPON”) terminals, 10 Gigabit (“10G”) passive optical network units and Gigabit and 10G point-to-point Active Ethernet optical network terminals (“ONTs”). We also develop central office products, such as broadband loop carriers for DSL and voice-grade telephone service, high-speed digital subscriber line access multiplexers with G. Fast and VDSL capabilities, optical line terminals (“OLTs”) for passive optical distribution networks like GPONs, 10G passive optical networks and

10G point-to-point Active Ethernet. As a result of the Keymile Acquisition, our broadband access products now also include multi-service access platforms, such as ultra-fast broadband copper access based on VDSL and G. Fast technology.

Ethernet Switching

Our Ethernet switching products provide a high switching performance and manageable solution that bridges the gap from carrier access technologies to the core network. Over the past ten (10) years carriers have migrated access infrastructure to Ethernet from time-division multiplexing and asynchronous transfer mode systems. Our products can also be deployed in data centers, blurring the line between central office and data center. Our products support pure Ethernet switching as well as layer 3 IP and multiprotocol label switching (“MPLS”) and are currently being developed as part of the new programmable SDNs networks.

Mobile Backhaul

Our mobile backhaul products provide a robust, manageable and scalable solution for mobile operators that enable them to upgrade their mobile backhaul systems and migrate from 5G networks and beyond. We provide our mobile backhaul products to mobile operators or carriers who provide the transport for mobile operators.

Our mobile backhaul products may be collocated at the radio access node base station and can aggregate multiple radio access node base stations into a single backhaul for delivery of mobile traffic to the radio access node network controller. We provide standard Ethernet/IP or MPLS interfaces and interoperate with other vendors in these networks. In recent years, mobile backhaul networks have been providing carriers with significant revenue growth, which has led to mobile backhaul becoming one of the most important parts of their networks.

The successful deployment of 5G wireless networks relies heavily on very-high-capacity fiber-based wired backhaul connections to carry the high volume of data from mobile cell towers to the carrier’s core network. Our mobile backhaul solutions are well positioned to capitalize on 5G deployments around the globe. In September 2018, our wholly owned Korean subsidiary DASAN Network solutions, Inc. was awarded a contract by South Korean Tier 1 service provider LG U+ to deliver switches to be deployed in its 5G wireless network in South Korea, as part of a multi-year 5G backhaul deployment contract.

Enterprise Passive Optical LAN

Our FiberLAN™ portfolio of POL products are designed for enterprise, campus, hospitality and entertainment arena usage. Our portfolio includes high-performance, high-bandwidth switches connected to port extenders, which include units with integrated Power over Ethernet (“PoE”) to power a wide range of PoE-enabled access devices.

Our environmentally friendly FiberLAN POL solutions are one of the most cost-effective LAN technologies that can be deployed, allowing IT network managers to deploy a future-proof, low-maintenance, manageable solution that requires less space, air conditioning, copper and electricity than other alternatives.

The FiberLAN2.0 portfolio is focused on a “plug and play” turnkey architecture for a new generation of distributed enterprise IT infrastructure that allows enterprises to replace legacy copper LAN switching infrastructure with fiber-based solutions.  Our products are both highly secure and bandwidth scalable with unified management of wireless and wireline end points/devices from a central network operations center with full visibility and management control of remote sites. Additionally, with SDN upgrades enterprise networks can be software programmed to autonomously monitor, reconfigure, diagnose and authenticate without the need for human intervention.

SDN/NFV Solutions

Our SDN/NFV strategy is to develop tools and building blocks that will allow customers to migrate their networks’ full complement of legacy control plane and data plane devices to a centralized intelligent controller that can reconfigure the services of hundreds of network elements in real time for more controlled and efficient provision of services and bandwidth on a web scale basis. The latest evolution of our hardware-based solution are designed to support SDN/NFV architectures.

The adoption of SDN/NFV is a slow process in the service provider space, but is viewed as providing a better service for subscribers and a more efficient and cost-effective use of hardware resources for service providers. We intend to leverage our broadband access, mobile backhaul and Ethernet switching expertise to extract and virtualize many of the traditional legacy control and data plane functions to allow them to be run from the Cloud.

Competitive Strengths

We believe we differentiate ourselves from our competition and have been able to grow our business through the following demonstrated competitive strengths:

•

Global Presence.  We have a diversified customer base that includes more than 900 customers in more than 80 countries worldwide. We provide our network access solutions to Tier 1 carriers in the Asia-Pacific region, the Middle East region and Europe, as well as Tier 2 and Tier 3 carriers in North America and Latin America. We leverage our global infrastructure, including sales offices all over the world, leading research and development centers in the United States, Germany, the Republic of Korea (“Korea”), and Vietnam, and manufacturing capabilities in the United States, Germany, Korea, and China, to support our customer base.

•

Leading FTTx Market Position.  We enjoy a strong leadership position in the FTTx network access space. As an industry global leader in FTTx ONT and OLT portfolio options, we shipped more than 2.5 million ONTs in 2018, which we believe positions us as a top two leader, by volume, in the broadband fiber access market, excluding Chinese equipment manufacturers. In the FTTx OLT category, we offer the industry’s largest portfolio of modular chassis and single platform for deployment in datacenter, central office, extended temperature environments and multi dwelling unit (MDU) scenarios.

•

Comprehensive Product Portfolio.  We provide a wide array of reliable, cost-effective networking technologies that include broadband access, Ethernet switching, mobile backhaul, passive optical LAN and software-defined networks. Our Broadband Access solutions allow carriers and service providers to either use high-speed fiber, including 1 gigabyte, 10 gigabyte, and up to 100 gigabyte access speeds, or leverage their existing deployed copper networks to offer broadband services to customer premises. Further, the Keymile Multi-service Access Nodes (MSAN) portfolio complement the DZS existing portfolio by offering leading class point-to-point active FTTx Ethernet and copper based access technology based on VDSL/Vectoring and G. Fast technology as well as VoIP gateway features.

•

Manufacturing Agility.  Our manufacturing process uses a strategic combination of procurement from qualified suppliers as well as in-house manufacturing. We manufacture at our manufacturing facilities in Florida, USA and Hannover, Germany, and for certain products, we leverage contract manufacturers and original design manufacturers for primarily high volume, low mix products. Throughout the process we manage the assembly, quality assurance, customer testing, final inspection and shipping of our products with our in-house team of manufacturing and test engineers to assure the reliability and quality of our products.

•

Technology Leadership. We believe that our future success is built upon our investment in the development of advanced communications technologies. This belief is reflected in our employee base, where more than 50% of our workforce is in research and development. We also benefit from a strong engineering lineage, and we believe we were one of the pioneers of fiber based broadband access technology in the early 2000’s. We intend to continue to focus on research and development to maintain our leadership position in broadband network access solutions and communications equipment. These development efforts include innovating around 5G mobile backhaul technology with our leading Tier 1 carriers, developing a new generation of SDN/NFV solutions for unified wired and wireless networks, delivering a “plug and play” FiberLAN 2.0 solution to enhance usability and drive faster return on investment for our enterprise customers, upgrading our broadband access technology for 10 and 25/100 gigabyte access speeds, introducing our cloud managed Wi-Fi solutions and data analytics offering and exploring distributed ledger and block chain technology for the telecommunications industry.

Recent Developments

First Quarter 2019 Financial Results and Guidance for Second Quarter and Fiscal Year

For the quarter ended March 31, 2019, we generated net revenues of $74.1 million, a net loss of $1.5 million and Adjusted EBITDA of $1.8 million. For the same period, we reported total operating expenses of $25.7 million and Adjusted Operating Expenses of $23.6 million.

For the quarter ending June 30, 2019, we currently estimate that we will generate net revenues of between $82.5 to $86 million, gross margin of between 32.5% to 33.5%, Adjusted EBITDA of between $2.0 million to $3.0 million and Adjusted Operating Expenses of between $24.5 million to $26.0 million.  For the year ending December 31, 2019, we currently estimate that we will generate net revenues of between $350 million to $360 million, gross margin of between 32.5% to 34%, Adjusted EBITDA of between $17 million to $20 million and Adjusted Operating Expenses of between $97 million to $102 million. These estimates are based on information currently available to us only and there can be no assurance that these estimates will be realized. Our actual results for these periods may differ materially from these estimates, and accordingly undue reliance should not be placed on these estimates. See “Risk Factors” and “Special Note Regarding Forward-Looking Information” elsewhere in this prospectus.

The prospective financial information included in the paragraph above has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this prospectus supplement relates to the Company’s previously issued financial statements. It does not extend to this prospective financial information and should not be read to do so.

Adjusted EBITDA and Adjusted Operating Expenses are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus (i) interest expense, net, (ii) provision (benefit) for taxes, (iii) depreciation and amortization, (iv) stock-based compensation, and (v) material non-recurring transactions or events, such as merger and acquisition transaction costs or a gain (loss) on sale of assets or impairment of fixed assets. We define Adjusted Operating Expenses as total operating expenses less depreciation, amortization, share-based compensation expense and acquisition expenses. We believe that the presentation of Adjusted EBITDA and Adjusted Operating Expenses enhances the usefulness of our financial information by presenting measures that management uses internally to monitor and evaluate our operating performance and to evaluate the effectiveness of our business strategies. We believe Adjusted EBITDA and Adjusted Operating Expenses also assist investors and analysts in comparing our performance across reporting periods on a consistent basis because they exclude the impact of items that we do not believe reflect our core operating performance. Adjusted EBITDA and Adjusted Operating Expenses should not be considered in isolation or as a substitute for net income (loss) or total operating expenses or any other performance measures calculated in accordance with GAAP. Management understands the limitations of these non-GAAP measures and compensates for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Operating Expenses only as supplemental measures.

The tables below set forth reconciliations of net loss to Adjusted EBITDA and total operating expenses to Adjusted Operating Expenses for the quarter ended March 31, 2019:

Three Months
Ended
Reconciliation of net loss to Adjusted EBITDA (unaudited, in thousands):	March 31, 2019
Net loss	$(1,457)
Add (less):
Interest expense, net	783
Income tax provision	77
Depreciation and amortization	1,417
Stock-based compensation	825
Acquisition costs	337
Inventory step-up valuation amortization	201
Bargain purchase gain	(334)
Adjusted EBITDA	$1,849

Three Months
Ended
Reconciliation of total operating expenses to Adjusted Operating Expenses (unaudited, in thousands):	March 31, 2019
Total operating expenses	$25,695
Less:
Depreciation and amortization	(900)
Stock-based compensation	(815)
Acquisition costs	(337)
Adjusted Operating Expenses	$23,643

No reconciliations of the forecasted ranges for Adjusted EBITDA and Adjusted Operating Expenses for the quarter ending June 30, 2019 or year ending December 31, 2019 are included because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measures without unreasonable effort and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Refinancing of Senior Secured Credit Facilities

DASAN Zhone Solutions, Inc. and its wholly owned subsidiary ZTI Merger Subsidiary III, Inc. (“ZTI”, and together with DZS, the “Borrowers”), and certain direct and indirect subsidiaries of the Borrowers, as guarantors, entered into that certain Revolving Credit, Term Loan, Guaranty and Security Agreement (the “Domestic Credit Agreement”) and that certain Export-Import Revolving Credit, Guaranty and Security Agreement (the “Ex-Im Credit Agreement,” and together with the Domestic Credit Agreement, the “Credit Agreements”), each dated as of February 27, 2019, in each case with PNC Bank, National Association (“PNC”) and Citibank, N.A. as lenders, and PNC as agent for the lenders. We refer to such facilities as the “PNC Facility.”

The Credit Agreements provide for a $25 million term loan and a $15 million revolving line of credit (including subfacilities for Ex-Im transactions, letters of credit and swing loans). The amount we are able to borrow on the revolving line of credit at any time is based on eligible accounts receivable and other conditions, less certain reserves. Borrowings under the PNC Facility bear interest, at our option, at either (i) a base rate equal to the highest of the federal funds rate plus 0.50%, PNC’s prime rate, or the daily LIBOR rate plus 1.00%, or (ii) the LIBOR rate for the applicable interest period, subject to a floor of 1.00% (with respect to the term loans only), plus in each case, an applicable margin. The applicable margin for term loans is 5.00% for base rate loans and 6.00% for LIBOR rate loans, and the applicable margin for borrowings under the revolving line of credit is 1.50% for base rate loans and 2.50% for LIBOR rate loans.

As of March 31, 2019, we had $25.0 million in outstanding term loan borrowings under our PNC Facility, and no outstanding borrowings under the revolving line of credit. The interest rate applicable to our term loan borrowings under the PNC Facility was 8.63% at March 31, 2019.

We used a portion of the funds borrowed from the term loan under the Credit Agreements to (i) repay $5.0 million of existing related party indebtedness with DASAN Networks, Inc. (“DNI”) plus accrued interest, (ii) repay a $1.5 million revolving line of credit outstanding balance plus accrued interest and fees and a cash collateralized $3.6 million outstanding letter of credit under our former senior secured credit facilities with Wells Fargo, and (iii) repay $5.6 million of short-term debt in Korea and Japan. We will use the remaining funds for ongoing working capital needs. Our obligations under the Credit Agreements are secured by substantially all of the personal property assets of the Borrowers and the subsidiaries that guarantee the Credit Agreements, including their intellectual property. In connection with the entry into the PNC Facility, on February 27, 2019, we also terminated our former senior secured credit facilities with Wells Fargo.

The maturity date under the Credit Agreements is February 27, 2022. The term loan under the Credit Agreements is repayable in eight quarterly installments of $625,000 beginning June 30, 2019, followed by quarterly installments of $937,500 beginning on June 30, 2021, with all remaining unpaid principal and accrued interest due on the maturity date.

The Credit Agreements contain certain covenants, limitations, and conditions with respect to the Borrowers and their subsidiaries, including a maximum leverage ratio, a minimum fixed charge coverage ratio, and a minimum liquidity covenant, as well as financial reporting obligations, and usual and customary events of default. If an event of default occurs, the agent and the lenders will be entitled to take various actions, including requiring the immediate repayment of all outstanding amounts under the Credit Agreements, terminating commitments to make additional advances and selling the assets of the Borrowers and their subsidiary guarantors to satisfy the obligations under the Credit Agreements.

Corporate Information

DZS (formerly known as Zhone Technologies, Inc.) was incorporated under the laws of the state of Delaware in June 1999. On September 9, 2016, DZS acquired Dasan Network Solutions, Inc. a California corporation (“DNS”), through the merger of a wholly owned subsidiary of Zhone Technologies, Inc. with and into DNS, with DNS surviving as our wholly owned subsidiary. We refer to this transaction as the “Merger” and, for periods through September 8, 2016, we refer to Zhone Technologies, Inc. as “Legacy Zhone.” At the effective date of the Merger, all issued and outstanding shares of capital stock of DNS held by its sole shareholder, DNI, a company incorporated under the laws of Korea, were canceled and converted into the right to receive shares of our common stock equal to 58% of our issued and outstanding common stock immediately following the Merger. In connection with the Merger, Zhone Technologies, Inc. changed its name to DASAN Zhone Solutions, Inc. The mailing address of our worldwide headquarters is 7195 Oakport Street, Oakland, California 94621, and our telephone number at that location is (510) 777-7000.

Website

Our investor website address is http://investor-dzsi.com. The information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	DASAN Zhone Solutions, Inc.
Common Stock Offered by Us	shares of common stock (or shares of common stock if the underwriters exercise their option to purchase additional shares in full)
Common Stock to Be Outstanding after this Offering	shares of common stock (or shares if the underwriters exercise their option to purchase additional shares in full)
Option to Purchase Additional Shares

We have granted the underwriters an option to purchase up to an additional        shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus supplement.

Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development, the development of our products, sales and marketing initiatives, expansion of our U.S. and global commercial organizations, and general administrative expenses, working capital and capital expenditures. See “Use of Proceeds.”

Risk Factors

You should read the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein for a discussion of factors to consider before deciding to invest in our common stock.

Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “DZSI.”

The number of shares of common stock to be outstanding after this offering is based on 16,596,483 shares outstanding as of March 31, 2019, and excludes as of that date:

•	1,788,973 shares of common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $8.17 per share;
•

21,540 shares of common stock issuable upon the vesting of outstanding restricted stock units under the DASAN Zhone Solutions, Inc. 2017 Incentive Award Plan (as amended, the “2017 Incentive Award Plan”); and

•	1,358,358 shares of common stock reserved for future issuance under our 2017 Incentive Award Plan and the DASAN Zhone Solutions, Inc. 2018 Employee Stock Purchase Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional         shares of our common stock.

Risk Factors

You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2018 and our quarterly report on Form 10-Q for the quarter ended March 31, 2019, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Relating to this Offering

We expect our stock price to be volatile, and you may lose some or all of your investment.

An active, liquid and orderly market for our common stock may not develop or be sustained, which could depress the trading price of our common stock. Moreover, the market price of our common stock has been volatile in the past. For example, since January 1, 2017, the market price for our common stock (as adjusted for the reverse stock split in February 2017) has ranged from $4.32 to $15.59.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares or at all. The market price of our common stock could fluctuate significantly for various reasons, which include:

•	commercial acceptance of our products and services;
•	fluctuations in demand for network access products;
•	fluctuation in gross margin;
•	our ability to attract and retain qualified and key personnel;
•	the timing and size of orders from customers;
•	the ability of our customers to finance their purchase of our products as well as their own operations;
•	new product introductions, enhancements or announcements by our competitors;
•	our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;
•	changes in our pricing policies or the pricing policies of our competitors;
•	the ability of our company and our contract manufacturers to attain and maintain production volumes and quality levels for our products;
•	our ability to obtain sufficient supplies of sole or limited source components;
•	increases in the prices of the components we purchase, or quality problems associated with these components;
•	unanticipated changes in regulatory requirements which may require us to redesign portions of our products;
•	changes in accounting rules;
•	integrating and operating any acquired businesses;
•	our ability to achieve targeted cost reductions;
•	how well we execute on our strategy and operating plans; and
•	general economic conditions as well as those specific to the communications, internet and related industries.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. If litigation is instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources.

Between December 2016 and February 2017, the bid price for our common stock traded below the $1.00 minimum per share bid price required for continued inclusion on the Nasdaq Capital Market under Marketplace Rule 5550(a)(2), and we received letters from Nasdaq requiring us to regain compliance within a specified period. A failure to regain compliance could result in our stock being delisted, subject to a right of appeal. On February 28, 2017, we effected a one-for-five reverse stock split of our outstanding shares of common stock. As a result of this, in March 2017, we received written notification from Nasdaq advising us that we had regained compliance with the minimum bid price rule as the closing bid price of our common stock had been $1.00 per share or greater for ten consecutive business days. There can be no assurance that our stock price will remain above the minimum bid price or that we will be able to regain compliance if our stock price falls below the minimum bid price again in the future. In addition, if our average market capitalization falls below the carrying value of our assets for an extended period of time as it has done during recent years, this may indicate that the fair value of our net assets is below their carrying value, and may result in recording impairment charges.

There is a limited public market of our common stock.

There is a limited public market for our common stock. The average daily trading volume in our common stock during the 12 months ended March 31, 2019 was approximately 23,274 shares per day. We cannot provide assurances that a more active trading market will develop or be sustained. As a result of low trading volume in our common stock, the purchase or sale of a relatively small number of shares of our common stock could result in significant price fluctuations and it may be difficult for holders to sell their shares without depressing the market price of our common stock.

Future sales of our common stock could cause the market price for our common stock to decline.

We may in the future sell additional shares of common stock in subsequent public or private offerings. In April 2019, the SEC declared effective a universal shelf registration statement (of which this prospectus supplement forms a part) for the future sale of up to $150 million in aggregate amount of common stock and the resale of up to approximately 9.5 million shares of our common stock held by DNI (as the selling stockholder named therein). The shares may be offered from time to time, separately or together, directly by us or DNI or through underwriters, dealers or agents at amounts, prices, interest rates and other terms to be determined at the time of the offering.

We may also issue additional shares of common stock to finance future acquisitions through the use of equity. For example, we issued approximately 9.5 million shares of our common stock to DNI in connection with the Merger. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, restricted stock units and other equity awards pursuant to our employee benefit plans.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed.

The shares of common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act. In connection with this offering, we, our directors and executive officers and DNI (as our controlling stockholder) have agreed with the underwriters to a “lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any shares without the prior written consent of B. Riley FBR, Inc. and Craig-Hallum Capital Group LLC for 90 days after the date of this prospectus supplement, or 180 days in the case of shares held by DNI, subject to certain exceptions. See “Underwriting.” Following the expiration of the applicable lock-up period, all these shares of our common stock will also be eligible for future sale.

In the future, we may also issue our securities if we need to raise capital in connection with a capital expenditure or acquisition. The amount of shares of our common stock issued in connection with a capital expenditure or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any perceived excess in the supply of our shares in the market could negatively impact our share price and any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use a portion of the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.” As a result, our management will have considerable discretion in the application of such net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Such net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

DNI, the majority owner of our outstanding common stock, controls our ability to obtain financing and other matters requiring stockholder approval, and DNI’s interests may conflict with our interests and the interests of other stockholders.

As of March 31, 2019, DNI owned approximately 57.2% of the outstanding shares of our common stock. Accordingly, as long as DNI and its affiliates hold shares representing a majority of the votes entitled to be cast by the holders of our outstanding common stock at a stockholder meeting, (a) DNI generally will have the ability to control the outcome of any matter submitted for the vote of our stockholders, except in certain circumstances set forth in our certificate of incorporation or bylaws, and (b) DNI will be able to freely nominate and elect all the members of our board of directors, subject only to a requirement that a certain number of directors qualify as “independent directors” under Nasdaq listing rules and applicable laws.

We have elected to be treated as a “controlled company” under Nasdaq Marketplace Rules because more than fifty percent (50%) of the voting power for the election of directors is held by DNI. As a “controlled company,” we may rely on exemptions from certain corporate governance requirements under Nasdaq Marketplace Rules, including the requirement that we have a majority of independent directors on the Board of Directors and requirements with respect to compensation and nominating and corporate governance committees.

The directors elected by DNI have the authority to make decisions affecting our capital structure, including the issuance of additional capital stock or options, the incurrence of additional indebtedness, the implementation of stock repurchase programs, and the declaration of dividends. The interests of DNI may conflict with the interests of our other stockholders or with holders of our indebtedness. As a result of DNI’s controlling vote over matters submitted to our stockholders for approval (subject to any applicable limitations in our certificate of incorporation and bylaws), we may take actions that our stockholders or holders of our indebtedness do not view as beneficial. In addition, the existence of a controlling stockholder may make it more difficult for a third party to acquire us or discourage a third party from seeking to acquire us. A potential third party acquirer would be required to negotiate any such transaction with DNI, and the interests of DNI with respect to such transaction may be different from the interests of our other stockholders or with holders of our indebtedness. In addition, provisions of our certificate of incorporation, bylaws and applicable laws, including Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to certain stockholders.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our senior secured credit facilities, which restrict our ability to declare or pay dividends on our capital stock, and any future financing agreements may restrict or prohibit us from declaring or paying dividends. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

Risks Relating to Our Business and Industry

Our level of indebtedness could adversely affect our business, operations, financial condition, and liquidity.

We have a significant amount of indebtedness. As of March 31, 2019, the aggregate principal amount of our outstanding indebtedness was $57.5 million, consisting of $25.0 million in principal amount of term loan borrowings under the PNC Facility, $23.4 million in principal amount of outstanding borrowings under our short-term debt obligations and $9.1 million in long-term related party borrowings. We may incur additional indebtedness in the future, including additional borrowings under the PNC Facility or other future credit facilities with other financial institutions.

Our level of indebtedness could have important consequences and could materially and adversely affect us in a number of ways, including:

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes;
•	limiting our flexibility to plan for, or react to, changes in our business or market conditions;
•	requiring us to use a significant portion of any future cash flow from operations to repay or service the debt, thereby reducing the amount of cash available for other purposes;
•	making us more highly leveraged than some of our competitors, which could place us at a competitive disadvantage; and
•	making us more vulnerable to the impact of adverse economic and industry conditions and increases in interest rates.

The PNC Facility and the instruments governing our other indebtedness contain certain covenants, limitations, and conditions that could restrict our ability to operate our business. The covenants include a maximum leverage ratio, a minimum fixed charge coverage ratio, and a minimum liquidity covenant, as well as financial reporting obligations, and usual and customary events of default. If an event of default occurs under the PNC Facility, the agent and the lenders will be entitled to take various actions, including requiring the immediate repayment of all outstanding amounts, terminating commitments to make additional advances and selling our assets to satisfy the obligations under the outstanding indebtedness.

In the past, we have violated the covenants in our credit facilities and received waivers for these violations. As of December 31, 2017, we were in technical violation of covenants under our former senior secured credit facility with Wells Fargo to pledge the stock of certain foreign subsidiaries and transfer certain funds to Wells Fargo bank accounts. On March 19, 2018, we executed an agreement with Wells Fargo, which cured the breach.

We cannot assure you that we will be able to comply with our financial or other covenants in the future, or that any covenant violations will be waived in the future. Any acceleration of amounts due could have a material adverse effect on our business, operations, financial condition, and liquidity.

We cannot assure you that we will be able to generate cash flow in amounts sufficient to enable us to service our debt or to meet our working capital and capital expenditure requirements. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, due to borrowing base restrictions or otherwise, we may be required to sell assets, reduce capital expenditures, purchase credit insurance or obtain additional financing. We cannot assure you that we will be able to engage in any of these actions on reasonable terms, if at all.

Our ability to obtain additional capital could require us to reduce our operations and product development and result in harm to our financial condition, our operations, our prospects and our ability to grow and compete effectively.

We need sufficient capital to fund our ongoing operations. Our ability to meet our obligations will depend on our ability to access funds. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our business, operations, financial condition, and liquidity could be materially and adversely affected.

As of March 31, 2019, we had approximately $20.9 million in cash and cash equivalents and $57.5 million in aggregate principal amount of outstanding indebtedness, as described in the preceding risk factor. Our cash and cash equivalents as of March 31, 2019 included $12.2 million in cash balances held by our international subsidiaries. Our current lack of liquidity could harm us by:

•	increasing our vulnerability to adverse economic conditions in our industry or the economy in general;
•	requiring substantial amounts of cash to be used for debt servicing, rather than other purposes, including operations and new product innovation;
•	limiting our ability to plan for, or react to, changes in our business and industry; and
•	influencing investor and customer perceptions about our financial stability and limiting our ability to obtain financing or acquire customers.

Our current lack of liquidity could be further harmed, and we may incur significant losses or expend significant amounts of capital if:

•	the market for our products develops more slowly than anticipated;
•	we fail to establish market share or generate revenue at anticipated levels;
•	our capital expenditure forecasts change or prove inaccurate; or
•	we fail to respond to unforeseen challenges or take advantage of unanticipated opportunities.

To meet our liquidity needs and to finance our capital expenditures and working capital needs for our business, we may be required to raise substantial additional capital or reduce our operations. Raising additional capital could require selling assets, issuing debt or equity securities, purchasing credit insurance, borrowing additional capital or other methods. Additional capital, if required, may not be available on acceptable terms, or at all.

If we elect to raise additional capital through the issuance of debt securities or other debt financing, if we are able to incur additional debt at all, the terms of such debt may include unfavorable covenants, restrictions and financial ratios that may restrict our ability to operate our business.

If we elect to raise additional capital through the issuance of equity securities, such as in this offering, such issuance may be dilutive to existing stockholders and could reduce the trading price of our common stock. Volatility in our stock price may make it difficult and costly for us to raise capital through the issuance of common stock, preferred stock or other equity securities.

Our ability to grow our business requires a significant commitment of capital, and we currently lack liquid funds. If we are unable to meet our liquidity needs through obtaining additional capital on acceptable terms or reducing costs, we may become unable to maintain our existing operations, pay ordinary expenses, fund our business expansion or product innovation, pursue future business opportunities, respond to unanticipated capital requirements, or respond to competitive pressures, any of which could have a material adverse effect on our business, operations, financial condition, and liquidity. In addition, we may be required to reduce the scope of our planned product development and sales and marketing efforts beyond the reductions that we have previously taken, and reduce operations in low margin regions, including reductions in headcount, which could have a material adverse effect on our business, operations, financial condition and liquidity.

We have experienced significant losses and we may incur losses in the future. If we fail to generate sufficient revenue to sustain our profitability, our stock price could decline.

Although we had net income of $2.8 million and $1.2 million for the years ended December 31, 2018 and 2017, respectively, we had a net loss of $1.5 million for the quarter ended March 31, 2019 and have incurred significant losses in prior years. We have an accumulated deficit of $17.4 million as of March 31, 2019. We have significant fixed expenses and expect that we will continue to incur substantial manufacturing, research and product development, sales and marketing, customer support, administrative and other expenses in connection with the ongoing development of our business. In addition, we may be required to spend more on research and product development than originally budgeted to respond to industry trends. We may also incur significant new costs related to acquisitions and the integration of new technologies and other acquisitions that may occur in the future. We may not be able to adequately manage costs and expenses or achieve or maintain adequate operating margins. As a result, our ability to sustain profitability in future periods will depend on our ability to generate and sustain higher revenue while maintaining reasonable costs and expense levels. If we fail to generate sufficient revenue to sustain profitability in future periods, we may incur operating losses, which could be substantial, and our stock price could decline.

In connection with the Keymile Acquisition, we assumed certain of Keymile’s liabilities, which could harm our business, operations, financial condition, and liquidity.

Pursuant to the definitive agreement for the Keymile Acquisition, we assumed certain of Keymile’s liabilities, including tax and pension liabilities, and any liabilities that may arise related to representations and warranties of Keymile in connection with a prior sale of assets with representations and warranties that survive through 2022. Although the definitive agreement for the Keymile Acquisition entitles us to indemnification for losses incurred related to any such claims or liabilities, our right to indemnification may be limited to the purchase price of Keymile, or EUR 10,250,000, and our and third party provided warranty and indemnity liability insurance coverage of up to EUR 35,285,000. If such claims or losses exceed such amount, or if they are not indemnifiable under the Keymile Acquisition definitive agreement, any such losses would negatively impact our financial situation. In addition, our closing of the Keymile Acquisition could give rise to substantial tax liabilities under German law, which could negatively impact our financial condition and liquidity.

We may not realize the anticipated benefits of the Keymile Acquisition if the integration of Keymile is not implemented successfully or cost-effectively.

Our ability to realize the anticipated benefits of the Keymile Acquisition will depend, to a large extent, on our ability to successfully integrate Keymile with our businesses. Integrating and coordinating certain aspects of the operations and personnel of Keymile involves complex operational, technological and personnel-related challenges. Such integration may require a significant amount of management’s time and attention. The potential difficulties, and resulting costs and delays, relating to the integration of Keymile include, among others:

•	the diversion of management’s attention from day-to-day operations;
•	the management of an additional subsidiary and business unit;
•	the assimilation of Keymile employees and the integration of the two business cultures;
•	challenges in attracting and retaining key personnel;
•	the need to integrate information, accounting, finance, sales, billing, payroll and regulatory compliance systems;
•	challenges in keeping existing customers and obtaining new customers; and
•	challenges in combining product offerings and sales and marketing activities.

If we are unable to implement and maintain an effective system of internal controls, the existence of one or more internal control deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business, operations, financial condition, and liquidity could be materially harmed. In addition, the integration process may cause an interruption of, or loss of momentum in, the activities of our business. If our management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer and its results of operations, financial condition, and liquidity may be harmed.

Even if Keymile is successfully integrated into our businesses, we may not realize the full benefits of the Keymile Acquisition, including anticipated cost synergies, growth opportunities and other financial and operating benefits, within the expected timeframe or at all. In addition, we expect to incur significant integration and restructuring expenses to realize these synergies. However, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that we expect to achieve from elimination of duplicative expenses and the realization of economies of scale and cost savings. Although we expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, Keymile Acquisition-related and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all. Any of these matters could adversely affect our business, operations, financial condition, and liquidity.

Any strategic acquisitions or investments we make could disrupt our operations and harm our business, operations, financial condition, and liquidity.

Integrating acquired organizations and their products and services, including the integration of completed acquisitions, may be expensive, time-consuming and a strain on our resources and our relationships with employees, customers, distributors and suppliers, and ultimately may not be successful. The benefits or synergies we may expect from the acquisition of complementary or supplementary businesses may not be realized to the extent or in the time frame we initially anticipated. Mergers and acquisitions of high-technology companies are inherently risky and subject to many factors outside of our control, and we cannot be certain that our previous or future acquisitions will be successful and will not materially adversely affect our business, operations, financial condition, and liquidity. Any failure to successfully acquire and integrate acquired organizations and their products and services could seriously harm our business, operations, financial condition, and liquidity.

Some of the risks that could affect our ability to successfully integrate acquired businesses, including Keymile’s telecommunication systems business, include those associated with:

•	failure to successfully further develop the acquired products or technology;
•	insufficient revenues to offset increased expenses associated with acquisitions and where competitors in such markets have stronger market positions;
•	conforming the acquired company’s standards, policies, processes, procedures and controls with our operations;
•	difficulties in entering markets in which we have no or limited prior experience;
•	difficulties in integrating the operations, technologies, products and personnel of the acquired companies;
•	coordinating new product and process development, especially with respect to highly complex technologies;
•

potential loss of key employees, customers, distributors, vendors and other business partners of the companies we acquire following and continuing after the announcement of acquisition plans or transactions;

•	hiring additional management and other critical personnel;
•

in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

•	increasing the scope, geographic diversity and complexity of our operations;
•	diversion of management’s time and attention away from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from acquisitions;
•

consolidation of facilities, integration of the acquired company’s accounting, human resource and other administrative functions and coordination of product, engineering and sales and marketing functions;

•	the geographic distance between the companies;
•	failure to comply with covenants related to the acquired business;
•

unknown, underestimated, and/or undisclosed liabilities for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, employment claims, pension liabilities, commercial disputes, tax liabilities and other known and unknown liabilities; and

•	litigation or other claims in connection with the acquired company, including claims for terminated employees, customers, former stockholders or other third parties.

In addition, if we do complete future acquisitions, we could:

•	issue stock that could dilute our current stockholders’ percentage ownership;
•	consume a substantial portion of our cash resources;
•	incur substantial debt;
•	assume liabilities;
•	increase our ongoing operating expenses and level of fixed costs;
•	record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges;
•	incur amortization expenses related to certain intangible assets;
•	incur large and immediate write-offs; and
•	become subject to litigation.

We have identified material weaknesses in our internal control over financial reporting, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and which may lead to a decline in our stock price.

We are responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. We assessed the effectiveness of our internal control over financial reporting as of December 31, 2018, the end of our fiscal year. In making this assessment, management used the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee Sponsoring Organizations of the Treadway Commission. Based on our assessment, we have concluded that, as of December 31, 2018, our internal control over financial reporting was not effective because of the unremediated material weaknesses in our internal control over financial reporting described below.

On February 20, 2017, our Audit Committee concluded, in consultation with management, and after informing our independent registered public accounting firm, that, due to incorrect application of generally accepted accounting principles that resulted in material misstatements and a restatement of our unaudited condensed consolidated financial statements, our previously issued interim unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2016 should no longer be relied upon.

On March 21, 2017, our Audit Committee concluded, in consultation with management and after informing our former independent registered public accounting firm, that Legacy Zhone’s unaudited condensed consolidated financial statements for the quarter ended June 30, 2016 should also no longer be relied upon due to material errors associated with the sale and subsequent return of certain products sold in December 2014.

In connection with such findings, our Audit Committee commenced an independent investigation to determine whether any Legacy Zhone financial statements prior to the quarter ended June 30, 2016 contained material errors. In July 2017, our Audit Committee concluded, in consultation with management and after informing our former independent registered public accounting firm, that Legacy Zhone’s unaudited condensed consolidated financial statements contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, September 30, 2015 and March 31, 2016, and Legacy Zhone’s audited consolidated financial statements and assessments of internal control over financial reporting for the years ended December 31, 2015 and 2014 contained in its Annual Reports on Form 10-K should no longer be relied upon. See “Item 1. - Business - Audit Committee Investigation” in our Annual Report on Form 10-K for the year ended December 31, 2018 for additional information. Furthermore, as discussed in “Part II, Item 9A. Controls and Procedures” in our Annual Report on Form 10-K for the year ended December 31, 2018, our management has identified material weaknesses in our internal control over financial reporting, which were unremediated as of December 31, 2018. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis.

Based on our investigations and our discovery that incorrect applications of generally accepted accounting principles had resulted in material misstatements and a restatement of our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2016, we identified material weaknesses in our internal control over financial reporting as of December 31, 2016, which continue to exist at December 31, 2018. One such weakness was that we lacked personnel with the appropriate accounting knowledge, experience and competence to control our financial close process, which resulted in an incorrect application of generally accepted accounting principles. In addition, we did not design and maintain effective controls to determine the completeness and accuracy of the accounting for complex transactions, specifically related to the Merger that occurred on September 9, 2016, which resulted in an incorrect application of generally accepted accounting principles and a restatement of our unaudited condensed consolidated financial statements for the three and nine months period ended September 30, 2016 to correct material misstatements. These material weaknesses could result in a material misstatement in the annual or interim consolidated financial statements that would not be prevented or detected.

The long and variable sales cycles for our products could cause revenue and operating results to vary significantly from quarter to quarter.

The target customers for our products have substantial and complex networks that they traditionally expand in large increments on a periodic basis. Accordingly, our marketing efforts are focused primarily on prospective customers that may purchase our products as part of a large-scale network deployment. Our target customers typically require a lengthy evaluation, testing and product qualification process. Throughout this process, we are often required to spend considerable time and incur significant expenses educating and providing information to prospective customers about the uses and features of our products. Even after a company makes the final decision to purchase our products, it could deploy our products over extended periods of time. The timing of deployment of our products varies widely, and depends on a number of factors, including our customers’ skill sets, geographic density of potential subscribers, the degree of configuration and integration required to deploy our products, and our customers’ ability to finance their purchase of our products as well as their operations. As a result of any of these factors, our revenue and operating results could vary significantly from quarter to quarter.

The market we serve is highly competitive and we may not be able to compete successfully.

Competition in communications equipment markets is intense. These markets are characterized by rapid change, converging technologies and a migration to networking solutions that offer superior advantages. We are aware of many companies in related markets that address particular aspects of the features and functions that our products provide. Currently, our primary competitors in our core business include ADTRAN, Calix, Huawei, Nokia and ZTE, among others. In our FiberLAN business, our competitors include Cisco, Nokia and Tellabs. In our Ethernet switching business, our competitors include Arris, Cisco and Juniper. We also may face competition from other communications equipment companies or other companies that may enter our markets in the future. In addition, a number of companies have introduced products that address the same network needs that our products and solutions address, both domestically and internationally. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical, sales and marketing resources than we do and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more customer financing than we can. In particular, we are encountering price-focused competitors from Asia, especially China, which places pressure on us to reduce our prices. If we are forced to reduce prices in order to secure customers, we may be unable to sustain gross margins at desired levels or achieve profitability. Competitive pressures could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which could reduce our revenue and adversely affect our financial results. Moreover, our competitors may foresee the course of market developments more accurately than we do and could develop new technologies that render our products less valuable or obsolete.

In our markets, principal competitive factors include:

•	product performance;
•	interoperability with existing products;
•	scalability and upgradeability;
•	conformance to standards;
•	breadth of services;
•	reliability;
•	ease of installation and use;
•	geographic footprints for products;
•	ability to provide customer financing;
•	pricing;
•	technical support and customer service; and
•	brand recognition.

If we are unable to compete successfully against our current and future competitors, we may have difficulty obtaining or retaining customers, and we could experience price reductions, order cancellations, increased expenses and reduced gross margins, any of which could have a material adverse effect on our business, operations, financial condition, and liquidity.

If demand for our products and solutions does not develop as we anticipate, then our business operations, financial condition, and liquidity will be adversely affected.

Our future revenue depends significantly on our ability to successfully develop, enhance and market our products and solutions to our target markets. Most network service providers have made substantial investments in their current infrastructure, and they may elect to remain with their current architectures or to adopt new architectures in limited stages or over extended periods of time. A decision by a customer to purchase our products will involve a significant capital investment. We must convince our service provider customers that they will achieve substantial benefits by deploying our products for future upgrades or expansions. We may experience difficulties with product reliability, partnering, and sales and marketing efforts that could adversely affect our business and divert management attention and resources from our core business. We do not know whether a viable market for our products and solutions will develop or be sustainable in our businesses. If these markets do not develop or develop more slowly than we expect, our business, operations, financial condition and liquidity will be materially harmed.

We depend upon the development of new products and enhancements to existing products, and if we fail to predict and respond to emerging technological trends and customers’ changing needs, our operating results and market share may suffer.

The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in end-user requirements, frequent new product introductions and changes in communications offerings from network service provider customers. Our future success depends on our ability to anticipate or adapt to such changes and to offer, on a timely and cost-effective basis, products that meet changing customer demands and industry standards. We may not have sufficient resources to successfully and accurately anticipate customers’ changing needs and technological trends, manage long development cycles or develop, introduce and market new products and enhancements. The process of developing new technology is complex and uncertain, and if we fail to develop new products or enhancements to existing products on a timely and cost-effective basis, or if our new products or enhancements fail to achieve market acceptance, our business, operations, financial condition and liquidity would be materially adversely affected.

Because our products are complex and are deployed in complex environments, our products may have defects that we discover only after full deployment by our customers, which could seriously harm our business.

We produce highly complex products that incorporate leading-edge technology, including both hardware and software. Software typically contains defects or programming flaws that can unexpectedly interfere with expected operations. In addition, our products are complex and are designed to be deployed in large quantities across complex networks. Because of the nature of these products, they can only be fully tested when completely deployed in large networks with high amounts of traffic, and there is no assurance that our pre-shipment testing programs will be adequate to detect all defects. As a result, our customers may discover errors or defects in our hardware or software, or our products may not operate as expected. If we are unable to cure a product defect, we could experience damage to our reputation, reduced customer satisfaction, loss of existing customers and failure to attract new customers, failure to achieve market acceptance, reduced sales opportunities, loss of revenue and market share, increased service and warranty costs, diversion of development resources, legal actions by our customers, and increased insurance costs. Defects, integration issues or other performance problems in our products could also result in financial or other damages to our customers. Our customers could seek damages for related losses from us, which could seriously harm our business, operations, financial condition and liquidity. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly. The occurrence of any of these problems would seriously harm our business, operations, financial condition and liquidity.

We rely on contract manufacturers for a portion of our manufacturing requirements.

We rely on contract manufacturers to perform a portion of the manufacturing operations for our products. These contract manufacturers build products for other companies, including our competitors. In addition, we do not have contracts in place with some of these providers and may not be able to effectively manage those relationships. We cannot be certain that our contract manufacturers will be able to fill our orders in a timely manner. We face a number of risks associated with this dependence on contract manufacturers including reduced control over delivery schedules, the potential lack of adequate capacity during periods of excess demand, poor manufacturing yields and high costs, quality assurance, increases in prices, and the potential misappropriation of our intellectual property. We have experienced in the past, and may experience in the future, problems with our contract manufacturers, such as inferior quality, insufficient quantities and late delivery of products.

A shortage of adequate component supply or manufacturing capacity could increase our costs or cause a delay in our ability to fulfill orders, and our failure to estimate customer demand properly could result in excess or obsolete component inventories that could adversely affect our gross margins.

Occasionally, we may experience a supply shortage, or a delay in receiving, certain component parts as a result of strong demand for the component parts and/or capacity constraints or other problems experienced by suppliers. If shortages or delays persist, the price of these components may increase, or the components may not be available at all, and we may also encounter shortages if we do not accurately anticipate our needs. Conversely, we may not be able to secure enough components at reasonable prices or of acceptable quality to build new products in a timely manner in the quantities or configurations needed. Accordingly, our revenue and gross margins could suffer until other sources can be developed. Our operating results would also be adversely affected if, anticipating greater demand than actually develops, we commit to the purchase of more components than we need. Furthermore, as a result of binding price or purchase commitments with suppliers, we may be obligated to purchase components at prices that are higher than those available in the current market. In the event that we become committed to purchase components at prices in excess of the current market price, our gross margins could decrease. In the past we experienced component shortages that adversely affected our financial results and in the future may continue to experience component shortages.

We depend on a limited source of suppliers for several key components. If we are unable to obtain these components on a timely basis, we will be unable to meet our customers’ product delivery requirements, which would harm our business.

We currently purchase several key components from a limited number of suppliers. If any of our limited source of suppliers become insolvent, cease business or experience capacity constraints, work stoppages or any other reduction or disruption in output, they may be unable to meet our delivery schedules. Our suppliers may enter into exclusive arrangements with our competitors, be acquired by our competitors, stop selling their products or components to us at commercially reasonable prices, refuse to sell their products or components to us at any price or be unable to obtain or have difficulty obtaining components for their products from their suppliers. If we do not receive critical components from our limited source of suppliers in a timely manner, we will be unable to meet our customers’ product delivery requirements. Any failure to meet a customer’s delivery requirements could materially adversely affect our business, operations, and financial condition and liquidity and could materially damage customer relationships.

Sales to communications service providers are especially volatile, and weakness in sales orders from this industry could harm our business, operations, financial condition and liquidity.

Sales activity in the service provider industry depends upon the stage of completion of expanding network infrastructures, the availability of funding, and the extent to which service providers are affected by regulatory, economic and business conditions in the country of operations. Although some service providers may be increasing capital expenditures over the depressed levels that have prevailed over the last few years, weakness in orders from this industry could have a material adverse effect on our business, operations, financial condition and liquidity. Slowdowns in the general economy, overcapacity, changes in the service provider market, regulatory developments and constraints on capital availability have had a material adverse effect on many of our service provider customers, with many of these customers going out of business or substantially reducing their expansion plans. These conditions have materially harmed our business and operating results, and we expect that some or all of these conditions may continue for the foreseeable future. Finally, service provider customers typically have longer implementation cycles; require a broader range of services including design services; demand that vendors take on a larger share of risks; often require acceptance provisions, which can lead to a delay in revenue recognition; and expect financing from vendors. All these factors can add further risk to business conducted with service providers.

We rely on the availability of third-party licenses.

Many of our products are designed to include software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various elements of the technology used to develop these products. We cannot assure you that our existing or future third-party licenses will be available to us on commercially reasonable terms, if at all. Our inability to maintain or obtain any third-party license required to sell or develop our products and product enhancements could require us to obtain substitute technology of lower quality or performance standards, or at greater cost.

Our intellectual property rights could prove difficult to protect and enforce.

We generally rely on a combination of copyrights, patents, trademarks and trade secret laws and commercial agreements containing restrictions on disclosure and other appropriate terms to protect our intellectual property rights. We enter into confidentiality, employee, contractor and commercial agreements with our employees, consultants and corporate partners, and control access to and distribution of our proprietary information and use of our intellectual property and technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products, technology or intellectual property. Monitoring unauthorized use of our technology and intellectual property is difficult, and we do not know whether the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries or jurisdictions where laws may not protect our proprietary rights as extensively as in the United States. We cannot assure you that our pending, or any future, patent applications will be granted, that any existing or future patents will not be challenged, invalidated, or circumvented, or that any existing or future patents will be enforceable or that infringement by third parties will even be detected. While we are not dependent on any individual patents, if we are unable to protect our proprietary rights, we may find ourselves at a competitive disadvantage to others who need not incur the substantial expense, time and effort required to create the innovative products.

Claims that our current or future products or components contained in our products infringe the intellectual property rights of others may be costly and time consuming to defend and could adversely affect our ability to sell our products.

The communications equipment industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent, copyright, trademark and other intellectual property rights, that may relate to technologies and related standards that are relevant to us. From time to time, we receive correspondence from companies claiming that our products are using technology covered by or related to the intellectual property rights of these companies and inviting us to discuss or demanding licensing or royalty arrangements for the use of the technology or seeking payment for damages, injunctive relief and other available legal remedies through litigation. These companies also include third-party non-practicing entities (also known as patent trolls) that focus on extracting royalties and settlements by enforcing patent rights through litigation or the threat of litigation. These companies typically have little or no product revenues and therefore our patents could provide little or no deterrence against such companies filing patent infringement lawsuits against us. In addition, third parties have initiated and could continue to initiate litigation against our manufacturers, suppliers, distributors or even our customers alleging infringement or misappropriation of their proprietary rights with respect to existing or future products, or components of our products. For example, various proceedings have been commenced against Broadcom Corporation (“Broadcom”) and other parties alleging patent infringement in various jurisdictions, and in some cases the courts have issued rulings adverse to Broadcom enjoining Broadcom from offering, distributing, using or importing products that include the challenged intellectual property. Although we are not party to these proceedings, adverse rulings or injunctive relief awarded against Broadcom or other key suppliers of components for our products could result in delays or stoppages in the shipment of affected components, or require us to recall, modify or redesign our products containing such components. Regardless of the merit of claims against us or our manufacturers, suppliers, distributors or customers, intellectual property litigation can be time consuming and costly, and result in the diversion of the attention of technical and management personnel. Any such litigation could force us to stop manufacturing, selling, distributing, exporting, incorporating or using products or components that include the challenged intellectual property, or to recall, modify or redesign such products. In addition, if a party accuses us of infringing upon its proprietary rights, we may have to enter into royalty or licensing agreements, which may not be available on terms acceptable to us, if at all. If we are unsuccessful in any such litigation, we could be subject to significant liability for damages and loss of our proprietary rights. Any of these events or results could have a material adverse effect on our business, operations, financial condition and liquidity.

Adverse resolution of litigation may harm our business, operations, financial condition, and liquidity.

We are a party to various lawsuits and claims in the normal course of our business. Litigation can be expensive, lengthy, and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operations, financial condition, and liquidity.

Decreased effectiveness of share-based compensation could adversely affect our ability to attract and retain employees.

We have historically used restricted stock and stock options as a key component of our employee compensation program in order to align the interests of our employees with the interests of our stockholders, encourage employee retention and provide competitive compensation and benefit packages. If the trading price of our common stock declines, this would reduce the value of our share-based compensation to our present employees and could adversely affect our ability to retain existing or attract prospective employees. Difficulties relating to obtaining stockholder approval of equity compensation plans could also make it harder or more expensive for us to grant share-based payments to employees in the future.

Our success largely depends on our ability to retain and recruit key personnel, and any failure to do so could harm our ability to meet key objectives.

Our future success depends upon the continued services of our Chief Executive Officer and other key employees, and our ability to identify, attract and retain highly skilled technical, managerial, sales and marketing personnel who have critical industry experience and relationships that we rely on to build and operate our business. The loss of the services of any of our key employees, including our Chief Executive Officer, could delay the development and production of our products and negatively impact our ability to maintain customer relationships, which could harm our business, operations, financial condition and liquidity. Moreover, our inability to attract and retain sufficient qualified accounting personnel with expertise in generally accepted accounting principles in the United States following the Merger could adversely affect our ability to maintain an effective system of internal controls or our ability to produce reliable financial reports, which could materially and adversely affect our business.

The limitation of liability and indemnification provisions could harm our stockholders’ investments and discourage them from suing our directors for breach of their fiduciary duties.

The limitation of liability and indemnification provisions in our certificate of incorporation, as restated, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Changes in government regulations could harm our business, operations, financial condition, and liquidity.

Our operations are subject to various laws and regulations, including those regulations promulgated by the Federal Communications Commission (“FCC”). The FCC has jurisdiction over the entire communications industry in the United States and, as a result, our existing and future products and our customers’ products are subject to FCC rules and regulations. Changes to current FCC rules and regulations and future FCC rules and regulations could negatively affect our business. Non-compliance with the FCC’s rules and regulations would expose us to potential enforcement actions, including monetary forfeitures, and could damage our reputation among potential customers. The uncertainty associated with future FCC decisions may cause network service providers to delay decisions regarding their capital expenditures for equipment for broadband services. In addition, international regulatory bodies establish standards that may govern our products in foreign markets. The SEC has adopted disclosure rules regarding the use of “conflict minerals” mined from the Democratic Republic of Congo and adjoining countries and procedures regarding a manufacturer’s efforts to prevent the sourcing of such conflict minerals. These rules may have the effect of reducing the pool of suppliers who can supply “conflict free” components and parts, and we may not be able to obtain “conflict free” products or supplies in sufficient quantities for our operations. Also, we may face reputational challenges with our customers, stockholders and other stakeholders if we are unable to sufficiently verify the origins for the conflict minerals used in our products. In addition, governments and regulators in many jurisdictions have implemented or are evaluating regulations relating to cyber security, privacy and data protection, which can affect the markets and requirements for networking and communications equipment. We are unable to predict the scope, pace or financial impact of government regulations and other policy changes that could be adopted in the future, any of which could negatively impact our operations and costs of doing business. Because of our smaller size, legislation or governmental regulations can significantly increase our costs and affect our competitive position. Changes to or future domestic and international regulatory requirements could result in postponements or cancellations of customer orders for our products and services, which could harm our business, operations, financial condition and liquidity. Further, we cannot be certain that we will be successful in obtaining or maintaining regulatory approvals that could, in the future, be required to operate our business.

Compliance or the failure to comply with current and future environmental regulations could cause us significant expense.

We are subject to a variety of federal, state, local and foreign environmental regulations. If we fail to comply with any present or future regulations, we could be subject to liabilities, the suspension of production or prohibitions on the sale of our products. In addition, such regulations could require us to incur other significant expenses to comply with environmental regulations, including expenses associated with the redesign of any non-compliant product. From time to time new regulations are enacted, and it is difficult to anticipate how such regulations will be implemented and enforced and the impact that they could have on our operations or results. For example, in 2003 the European Union enacted the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Directive and the Waste Electrical and Electronic Equipment Directive, for implementation in European Union member states. We are aware of similar legislation that is currently in force or has been considered in the U.S., as well as other countries, such as Japan and China. Our failure to comply with any such regulatory requirements or contractual obligations could result in us being liable for costs, fines, penalties or third-party claims, and could jeopardize our ability to conduct business in countries or jurisdictions where such regulations apply.

Our business and future operating results are subject to global economic and market conditions.

Market turbulence and weak economic conditions, as well as concerns about energy costs, geopolitical issues, the availability and cost of credit, business and consumer confidence, and unemployment could impact our business in a number of ways, including:

Potential deferment of purchases and orders by customers: Uncertainty about global economic conditions could cause consumers, businesses and governments to defer purchases in response to flat revenue budgets, tighter credit, decreased cash availability and weak consumer confidence. Accordingly, future demand for our products could differ materially from our current expectations.

Customers’ inability to obtain financing to make purchases and/or maintain their business: Some of our customers require substantial financing in order to finance their business operations, including capital expenditures on new equipment and equipment upgrades, and make purchases from us. The potential inability of these customers to access the capital needed to finance purchases of our products and meet their payment obligations to us could adversely impact our business, operations, financial condition, and liquidity. While we monitor these situations carefully and attempt to take appropriate measures to protect ourselves, including factoring credit arrangements to financial institutions, it is possible that we may have to defer revenue until cash is collected or write-down or write-off uncollectible accounts. Such write-downs or write-offs, if large, could have a material adverse effect on our business, operations, financial condition, and liquidity. If our customers become insolvent due to market and economic conditions or otherwise, it could have a material adverse effect on our business, operations, financial condition and liquidity.

Negative impact from increased financial pressures on third-party dealers, distributors and retailers: We make sales in certain regions through third-party dealers, distributors and retailers. These third parties may be impacted, among other things, by a significant decrease in available credit. If credit pressures or other financial difficulties result in insolvency for these third parties and we are unable to successfully transition end customers to purchase our products from other third parties, or from us directly, it could adversely impact our business, operations, financial condition, and liquidity.

Negative impact from increased financial pressures on key suppliers: Our ability to meet customers’ demands depends, in part, on our ability to obtain timely and adequate delivery of quality materials, parts and components from our suppliers. Certain of our components are available only from a single source or limited sources. If certain key suppliers were to become capacity constrained or insolvent, it could result in a reduction or interruption in supplies or a significant increase in the price of supplies and adversely impact our financial condition and results of operations. In addition, credit constraints of key suppliers could result in accelerated payment of accounts payable by us, impacting our cash flow.

We may experience material adverse impacts on our business, operations, financial condition, and liquidity as a result of weak or recessionary economic or market conditions in the United States, Korea, Germany, or the rest of the world.

Due to the international nature of our business, political or economic changes or other factors in a specific country or region could harm our future revenue, costs and expenses and financial condition.

We currently have significant operations in India, Korea, and Vietnam, as well sales and technical support teams in various locations around the world. Many of our international sales may be denominated in foreign currencies. Because we do not currently engage in material foreign currency hedging transactions related to international sales, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies. We expect to continue expanding our international operations in the future. The successful management and expansion of our international operations requires significant human effort and the commitment of substantial financial resources. Further, our international operations may be subject to certain risks, disruptions and challenges that could materially harm our business, operations, financial condition, and liquidity, including:

•	unexpected changes in laws, policies and regulatory requirements, including but not limited to regulations related to import-export control;
•	trade protection measures, tariffs, embargoes and other regulatory requirements which could affect our ability to import or export our products into or from various countries;
•

political unrest or instability, acts of terrorism or war in countries where we or our suppliers or customers have operations, including heightened security concerns stemming from North Korea in relation to our operations in Korea;

•	political considerations that affect service provider and government spending patterns;
•	differing technology standards or customer requirements;
•	developing and customizing our products for foreign countries;
•	fluctuations in currency exchange rates, foreign exchange controls and restrictions on cash repatriation;
•	longer accounts receivable collection cycles and financial instability of customers;
•	requirements for additional liquidity to fund our international operations;
•	difficulties and excessive costs for staffing and managing foreign operations;
•	ineffective legal protection of our intellectual property rights in certain countries;
•	potentially adverse tax consequences; and
•	changes in a country’s or region’s political and economic conditions.

In addition, some of our customer purchase agreements are governed by foreign laws and regulations, which may differ significantly from the laws and regulations of the United States. We may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded. Any of these factors could harm our existing international operations and business or impair our ability to continue expanding into international markets.

We face exposure to foreign currency exchange rate fluctuations.

We conduct significant business in Korea, Japan, India, Vietnam, and Latin America, all of which subject us to foreign currency exchange rate risk.

We currently operate a limited hedging program to mitigate the impact of foreign currency exchange rate fluctuations. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign currency exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments, which could adversely affect our business, operations, financial condition, and liquidity.

As such, our results of operations and our cash flows could be impacted by changes in foreign currency exchange rates.

Industry consolidation may lead to increased competition and could harm our operating results.

There has been a trend toward industry consolidation in the communications equipment market for several years. We expect this trend to continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations. We believe that industry consolidation may result in stronger competitors that are better able to compete as sole-source vendors for customers. This could have a material adverse effect on our business, operations, financial condition, and liquidity. Furthermore, rapid consolidation could result in a decrease in the number of customers we serve. The loss of a major customer could have a material adverse effect on our business, operations, financial condition, and liquidity.

If we experience a significant disruption in, or breach in security of, our information technology systems, our business could be adversely affected.

We rely on several centralized information technology systems to provide products and services, maintain financial records, process orders, manage inventory, process shipments to customers and operate other critical functions. If we experience a prolonged system disruption in the information technology systems that involve our interactions with customers or suppliers, it could result in the loss of sales and customers and significant incremental costs, which could adversely affect our business. In addition, our information technology systems could be susceptible to damage, disruptions or shutdowns due to power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors, catastrophes or other unforeseen events. Furthermore, security breaches of our information technology systems could result in the misappropriation or unauthorized disclosure of confidential information belonging to the company or our employees, partners, customers or suppliers, which could result in significant financial, legal or reputational damage to the company.

Threats from cybersecurity attacks, computer viruses or acts of terrorism could disrupt our operations and harm our business, operations, financial condition, and liquidity.

Despite our implementation of network security measures, our network could be vulnerable to cybersecurity attacks, computer viruses, break-ins and similar disruptions. Cybersecurity attacks, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and corruption of data. Any such event could have a material adverse effect on our business, operations, financial condition and liquidity.

Our daily business operations require us to retain sensitive data such as intellectual property, proprietary business information and data related to customers, suppliers and business partners within our networking infrastructure. The ongoing maintenance and security of this information is pertinent to the success of our business operations and our strategic goals.

Our networking infrastructure and related assets could be subject to unauthorized access by hackers, employee errors, or other unforeseen activities. Such issues could result in the disruption of business processes, network degradation and system downtime, along with the potential exploitation by third parties of our critical assets such as intellectual property, proprietary business information and data related to our customers, suppliers and business partners. To the extent that such disruptions occur, they may cause delays in the manufacture or shipment of our products and the cancellation of customer orders and, as a result, our business, operations, financial condition and liquidity could be materially and adversely affected resulting in a possible loss of business or brand reputation.

In addition, the effects of war or acts of terrorism could have a material adverse effect on our business, operations, financial condition and liquidity. Continued threats from acts of terrorism and the heightened security and military action in response to such threats threat, or future acts of terrorism, could cause further disruption to the economy and create further uncertainties in the economy. Energy shortages, such as shortages of gas or electricity, could have similar negative impacts. To the extent that such disruptions or uncertainties result in delays or cancellations of customer orders or the manufacture or shipment of our products, our business, operations, financial condition and liquidity could be materially and adversely affected.

Our business and operations are especially subject to the risks of earthquakes, hurricanes and other natural catastrophic events.

Our corporate headquarters, including a significant portion of our research and development operations, are located in Northern California, a region known for seismic activity. Additionally, some of our facilities, including our manufacturing facility in Florida, are located near geographic areas that have experienced hurricanes in the past. For example, Hurricane Irma caused substantial damage and devastation in South Florida in September 2017, including in Seminole, the location of our manufacturing facility. Natural disasters, such as earthquakes, hurricanes, fires, floods or other catastrophic events, could severely affect our ability to conduct normal business operations, and consequently, our future operating results could be materially and adversely affected.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders (except for causes of action arising under the federal securities laws), which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated bylaws (our “Bylaws”) provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company,
•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders,
•	any action asserting a claim against the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the Bylaws, and
•

any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein;

provided, that with respect to any derivative action or proceeding brought on our behalf to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, the exclusive forum will be the federal district courts of the United States. The exclusive forum provision in our Bylaws does not apply to resolving any complaint asserting a cause of action arising under the Securities Act.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive forum provision in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business. For example, the Court of Chancery of the

State of Delaware recently determined that the exclusive forum provision of federal district courts of the United States for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court.

Special Note Regarding Forward-Looking Information

This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, and any free writing prospectus that we have authorized for use in connection with this offering, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business Overview,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

All statements, other than statements of historical fact, included or incorporated herein by reference regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions to identify forward-looking statements, but such words are not the exclusive means of identifying forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross margin, costs or other financial items (including Adjusted EBITDA and Adjusted Operating Expenses) in future periods; anticipated growth and trends in our business or key markets; cost synergies, growth opportunities and other potential financial and operating benefits of our acquisitions, including the Keymile Acquisition; future growth and revenues from our products; our ability to refinance or repay our existing indebtedness prior to the applicable maturity dates; future economic conditions and performance; anticipated performance of products or services; plans, objectives and strategies for future operations; other characterizations of future events or circumstances; and all other statements that are not statements of historical fact, are forward-looking statements within the meaning of the Securities Act and the Exchange Act. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth above under the section entitled “Risk Factors” in this prospectus supplement and elsewhere throughout this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein. Our actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause such a difference include, but are not limited to, our ability to realize the anticipated cost savings, synergies and other benefits of our acquisitions, including the Keymile Acquisition, any integration risks relating to acquisitions, including the Keymile Acquisition, the ability to generate sufficient revenue to achieve or sustain profitability, our ability to raise additional capital to fund existing and future operations or to refinance or repay our existing indebtedness, defects or other performance problems in our products, any economic slowdown in the telecommunications industry that restricts or delays the purchase of our products by our customers, commercial acceptance of our products, intense competition in the communications equipment market from large equipment companies as well as private companies with products that address the same networks needs as our products, higher than anticipated expenses that we may incur, any failure to comply with the periodic report filing and other requirements of The Nasdaq Stock Market for continued listing, material weaknesses or other deficiencies in our internal control over financial reporting, the initiation of any civil litigation, regulatory proceedings, government enforcement actions or other adverse effects relating to the Audit Committee investigation or errors in the consolidated financial statements of Legacy Zhone and other factors identified elsewhere in this prospectus supplement and the documents incorporated by reference herein. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus supplement, even if new information becomes available in the future.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $          million from the sale of the shares of common stock offered by us in this offering, or approximately $          million if the underwriters exercise their option to purchase additional shares of common stock in full, after deducting the underwriting discounts and commissions and estimated offering costs payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development, the development of our products, sales and marketing initiatives, expansion of our U.S. and global commercial organizations, and general administrative expenses, working capital and capital expenditures.

Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Market Price of Common Stock

The principal market on which our common stock is being traded is the Nasdaq Capital Market under the symbol “DZSI.” As of March 31, 2019, there were 16,596,483 shares of our common stock outstanding, held of record by 519 shareholders. On May 14, 2019, the last reported sale price of our common stock on the Nasdaq Capital Market was $10.99 per share.

Underwriting

B. Riley FBR, Inc. and Craig-Hallum Capital Group LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock set forth opposite its name below.

Underwriter	Number of Shares
B. Riley FBR, Inc.
Craig-Hallum Capital Group LLC
Northland Securities, Inc.
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares of common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to other conditions, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates. The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act and the Exchange Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public at the public offering price set forth on the cover page of this prospectus supplement and to securities dealers at the public offering price less a concession not in excess of $         per share. The shares of common stock are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance and subject to their right to reject any order in whole or in part. If all the shares are not sold at the public offering price, the underwriters may change the offering price and selling terms.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

Total
	Per Share	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering payable by us, not including the underwriting discount, are estimated at $        . We have agreed to reimburse the underwriters for expenses relating to clearing this offering with the Financial Industry Regulatory Authority (“FINRA”) in an amount of up to $7,500.

In compliance with guidelines of FINRA, the maximum consideration or discount to be received by any FINRA member will not exceed 8% of the aggregate proceeds of the offering.

Option to Purchase Additional Shares

We have granted to the underwriters an option to purchase up to        additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Lock-up Agreements

Pursuant to certain “lock-up” agreements, we, our directors, certain of our executive officers and our controlling shareholder, DNI, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act, relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the representatives, for a period of 90 days after the date of the pricing of the offering in the case of us and our executive officers and directors and for a period of 180 days after the date of the pricing of the offering in the case of our controlling shareholder, DNI.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “DZSI.”

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option. In a naked short position, the number of shares involved is greater than the number of shares in the option. The underwriters may close out any short position by exercising their option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the option. If the underwriters sell more shares than could be covered by exercise of the option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering and one or more of underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the accompanying prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Canadian Residents (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepares and files a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

United Kingdom. This prospectus supplement and any other material in relation to the shares of common stock described herein is only being distributed to, and is only directed at, persons in the United Kingdom who are “qualified investors” or otherwise in circumstances which do not require publication by the Company of a prospectus pursuant to section 85(1) of the UK Financial Services and Markets Act 2000. Any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, investment professionals falling within Article 19(5), or high net worth entities falling within Article 49(2), of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or other persons to whom such investment or investment activity may lawfully be made available (together, “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Switzerland. The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares may not be made to the public in a Relevant Member State other than:

•	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;
•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the European Prospectus Directive;

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive” means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Legal Matters

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Latham & Watkins LLP, San Diego, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by The NBD Group, Inc., Los Angeles, California.

Experts

The financial statements of DASAN Zhone Solutions, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Keymile GmbH included in Exhibit 99.3 of DASAN Zhone Solutions, Inc.’s Current Report on Form 8-K/A (filed on March 18, 2019) have been so incorporated in reliance on the report (which contains a qualified opinion relating to the consolidated financial statements not including comparative figures or required transition disclosures as required by IFRS 1, “First-time adoption of International Financial Reporting Standards,” as discussed in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers GmbH, independent auditors, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschat is a member of the Chamber of Public Accountants (Wirtschaftsprüferkammer), Berlin, Germany.

Where You Can Find Additional Information

We have filed a registration statement on Form S-3 under the Securities Act with the SEC, of which this prospectus supplement forms a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://dzsi.com. The information on or accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 12, 2019;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2019;
•	our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2019;
•

our Current Reports on Form 8-K filed with the SEC on January 3, 2019 (and the related Current Report on Form 8-K/A filed on March 18, 2019) and Form 8-K filed on February 28, 2019 (with respect to Items 1.01 and 2.03 only); and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 11, 2001, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus by writing or telephoning us at the following address:

DASAN Zhone Solutions, Inc.

7195 Oakport Street

Oakland, California 94621

Attention: Pei Hung

(510) 7777000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2019

PROSPECTUS

Dasan Zhone Solutions, Inc.

$150,000,000

Common Stock

9,493,015 Shares of Common Stock

Offered by the Selling Stockholder

We may offer and sell from time to time, in one or more issuances and on terms that we will determine at the time of the offering, shares of our common stock, up to an aggregate amount of $150,000,000. In addition, the selling stockholder may from time to time offer and sell up to 9,493,015 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

This prospectus provides a general description of the securities we or the selling stockholder may offer. We will provide the specific terms of any offering in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. Any prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you make an investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering.

We or the selling stockholder may sell the securities to or through one or more underwriters, to other purchasers, through dealers or agents, or through a combination of these methods on an immediate, continuous or delayed basis. The names of any underwriters, dealers or agents involved in the sale of our common stock will be stated in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DZSI.” On March 21, 2019, the last reported sale price for our common stock was $12.21 per share.

Investing in our common stock involves significant risks. Before buying our common stock, you should carefully read the discussion of the material risks of investing in our common stock in “Risk Factors” beginning on page 4 of this prospectus.

You should rely only on the information contained in this prospectus, any prospectus supplement, any related free writing prospectus or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we or the selling stockholder may, at any time and from time to time, sell the shares of common stock as described in this prospectus.

This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we sell, or the selling stockholder sells, securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus may also add to, update or change information contained in this prospectus or in any documents that we have incorporated by reference herein. Accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement or any related free writing prospectus.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable, the terms of our common stock, the public offering price, the price paid for our common stock, the net proceeds and the other specific terms related to the offering of our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus relating to a particular offering. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell our common stock contained in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read both this prospectus and any prospectus supplement together with the additional information described under the caption “Where You Can Find Additional Information” in this prospectus.

SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our common stock discussed under “Risk Factors” beginning on page 4 of this prospectus, the information incorporated herein by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. All references in this prospectus to “we,” “us,” “our,” “DZS,” the “Company” and similar designations refer to DASAN Zhone Solutions, Inc. and its consolidated subsidiaries, unless otherwise indicated or as the context otherwise requires.

Business Overview

DASAN Zhone Solutions, Inc. (“DZS”, formerly known as Zhone Technologies, Inc.) was incorporated under the laws of the state of Delaware in June 1999. On September 9, 2016, DZS acquired Dasan Network Solutions, Inc. a California corporation (“DNS”), through the merger of a wholly owned subsidiary of Zhone Technologies, Inc. with and into DNS, with DNS surviving as our wholly owned subsidiary. We refer to this transaction as the “Merger.” At the effective date of the Merger, all issued and outstanding shares of capital stock of DNS held by its sole shareholder, DASAN Networks, Inc. (“DNI”), a company incorporated under the laws of the Republic of Korea (“Korea”), were canceled and converted into the right to receive shares of our common stock equal to 57.3% of our issued and outstanding common stock immediately following the Merger. In connection with the Merger, Zhone Technologies, Inc. changed its name to DASAN Zhone Solutions, Inc. The mailing address of our worldwide headquarters is 7195 Oakport Street, Oakland, California 94621, and our telephone number at that location is (510) 777-7000.

Company Overview

We are a global provider of ultra-broadband network access solutions and communications platforms deployed by advanced Tier 1, 2 and 3 service providers and enterprise customers. Our solutions are deployed by over 900 customers in more than 80 countries worldwide. Our ultra-broadband solutions are focused on creating significant value for our customers by delivering innovative solutions that empower global communication advancement by shaping the internet connection experience. Every connection matters, and the first connection to the internet and cloud services applications matters the most. Our principal focus is centered around enabling our customers to connect everything and everyone to the internet-cloud economy via ultra-broadband connectivity solutions.

We research, develop, test, sell, manufacture and support platforms in five major areas: broadband access, mobile backhaul, Ethernet switching with Software Defined Networking (“SDN”) capabilities, new enterprise solutions based on Passive Optical LAN (“POL”), and new generation of SDN/ Network Function Virtualization (“NFV”) solutions for unified wired and wireless networks. We have extensive regional development and support centers around the world to support our customer needs.

Keymile Acquisition

On January 3, 2019, ZTI Merger Subsidiary III Inc., a Delaware corporation and our wholly owned subsidiary, acquired all of the outstanding shares of Keymile GmbH, a limited liability company organized under the laws of Germany (“Keymile”), from Riverside KM Beteiligung GmbH, also a limited liability company organized under the laws of Germany, pursuant to a share purchase agreement. We refer to this transaction as the “Keymile Acquisition.” The aggregate cash purchase price paid for all of the shares of Keymile and certain of its subsidiaries was EUR 10,250,000 ($11.8 million), which was paid with a combination of cash, a loan from DNI, and a draw under our bank credit facility. Following the closing of the Keymile Acquisition, Keymile became our indirect wholly owned subsidiary.

Keymile is a leading solution provider and manufacturer of telecommunication systems for broadband access. We believe the Keymile Acquisition complements and strengthens our portfolio of broadband access solutions, which now includes a series of multi-service access platforms, including ultra-fast broadband copper access based on very-high-bit-rate DSL (“VDSL/Vectoring”) & G. Fast technology.

Broadband Access

Our broadband access products are at the core of our product strategy and offer a variety of options for carriers and service providers to connect residential and business customers. Our solutions allow carriers and service providers to either use high-speed fiber or leverage their existing deployed copper networks to offer broadband services to customer premises. Once our broadband access products are deployed, the service provider can offer voice, high-definition and ultra-high-definition video, high-speed internet access and business class services to their customers. We develop our broadband access products for all aspects of carrier and service provider access networks: customer premise equipment. Products include digital subscriber line (“DSL”) modems, Ethernet access demarcation devices, Gigabit passive optical network (“GPON”) terminals, 10 Gigabit (“10G”) passive optical network (“GPON/GEPON/XGPON1/XGSPON/NGPON2/10GEPON”) units and, Gigabit and 10G point-to-point Active Ethernet optical network terminals (“ONTs”). We also develop central office products, such as broadband loop carriers for DSL and voice-grade telephone service (“POTS”), high-speed digital subscriber line access multiplexers (“DSLAMs”) with G. Fast and VDSL capabilities, optical line terminals (“OLTs”) for passive optical distribution networks like GPONs, 10G passive optical networks and 10G point-to-point Active Ethernet.

Ethernet Switching

Our Ethernet switching products provide a high switching performance and manageable solution that bridges the gap from carrier access technologies to the core network. Over the past ten (10) years carriers have migrated access infrastructure to Ethernet from time-division multiplexing and asynchronous transfer mode systems. Our products can also be deployed in data centers, blurring the line between central office and data center. Our products support pure Ethernet switching as well as layer 3 IP and multiprotocol label switching (“MPLS”) and are currently being developed as part of the new programmable SDNs networks.

Mobile Backhaul

Our mobile backhaul products provide a robust, manageable and scalable solution for mobile operators that enable them to upgrade their mobile backhaul systems and migrate from 5G networks and beyond. We provide our mobile backhaul products to mobile operators or carriers who provide the transport for mobile operators. Our mobile backhaul products may be collocated at the radio access node base station and can aggregate multiple radio access node base stations into a single backhaul for delivery of mobile traffic to the radio access node network controller. We provide standard Ethernet/IP or MPLS interfaces and interoperate with other vendors in these networks. In recent years, mobile backhaul networks have been providing carriers with significant revenue growth, which has led to mobile backhaul becoming one of the most important parts of their networks.

Enterprise Passive Optical LAN

Our FiberLANTM portfolio of POL products are designed for enterprise, campus, hospitality and entertainment arena usage. Our portfolio includes high-performance, high-bandwidth switches connected to port extenders, which include units with integrated Power over Ethernet (“PoE”) to power a wide range of PoE-enabled access devices.

Our environmentally friendly FiberLAN POL solutions are one of the most cost-effective LAN technologies that can be deployed, allowing IT network managers to deploy a future-proof, low-maintenance, manageable solution that requires less space, air conditioning, copper and electricity than other alternatives.

The FiberLAN™ 2.0 portfolio is focused on a “plug and play” architecture for a new generation of distributed enterprise IT infrastructure that is both highly secure and bandwidth scalable with unified management of wireless and wireline end points/devices from a central network operations center with full visibility and management control of remote sites. Additionally, with SDN upgrades enterprise networks can be software programmed to autonomously monitor, reconfigure, diagnose and authenticate without the need for human intervention.

Software Defined Networks

Our SDN/NFV strategy is to develop tools and building blocks that will allow customers to migrate their networks’ full complement of legacy control plane and data plane devices to a centralized intelligent controller that can reconfigure the services of hundreds of network elements in real time for more controlled and efficient provision of services and bandwidth on a web scale basis. The latest evolution of our hardware-based solution are designed to support SDN/NFV architectures.

The adoption of SDN/NFV is a slow process in the service provider space, but is viewed as providing a better service for subscribers and a more efficient and cost-effective use of hardware resources for service providers. We will leverage our broadband access, mobile backhaul and Ethernet switching expertise to extract and virtualize many of the traditional legacy control and data plane functions to allow them to be run from the Cloud.

Website and Available Information

Our investor website address is http://investor-dzsi.com. The information on our website does not constitute part of this Registration Statement on Form S-3, or any other report, schedule or document we file or furnish to the SEC. On the “Investor Relations” section of our website at http://investor-dzsi.com, we make available the following filings available free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC: our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports and documents we file with the Securities and Exchange Commission, or the SEC, after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Each of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business Overview,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC. This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “forecast,” “project,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Additionally, statements concerning future matters such as our expectations of business and market conditions, development and commercialization of new products, enhancements of existing products or technologies, and other statements regarding matters that are not historical are forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth above under the section entitled “Risk Factors” in this prospectus and any accompanying prospectus supplement. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement and in any free writing prospectuses in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including research and development, license or technology acquisitions, the development of our products, sales and marketing initiatives, expansion of our U.S. and global commercial organizations, and general administrative expenses, working capital and capital expenditures. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in any prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending these ultimate uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

All of the shares of common stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for its own accounts. We will not receive any of the proceeds from any sale of common stock by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2019, as adjusted to reflect the securities that may be sold from time to time pursuant to this prospectus, by DASAN Networks Inc. (“DNI” or the “selling stockholder”). The shares of common stock offered hereunder include 9,493,015 shares of common stock held by DNI.

All of the shares of our common stock that are held by DNI were acquired by DNI on September 9, 2016, as part of the Merger transaction in which we acquired DASAN Network Solutions, Inc. a California corporation (“DNS”), as described in the summary under the caption “Business Overview.” At the effective date of the Merger, all issued and outstanding shares of capital stock of DNS held by DNI (which was its sole shareholder) were canceled and converted into the right to receive shares of our common stock equal to 57.3% of our issued and outstanding common stock immediately following the merger.

In connection with the Merger, we entered into a Registration Rights Agreement with DNI, which among other things provides that DNI has the right to require us to register under a shelf registration statement, all of the shares of our common stock DNI obtained as a result of the merger.  DNI has requested that all of their shares be registered.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the entity named in the table has sole voting and sole investment power with respect to all shares that it beneficially owns.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Being	Shares Beneficially Owned After the Offering(3)
	Shares	Percentage	Offered	Shares	Percentage
Selling Stockholder:
DASAN Networks, Inc.(2)	9,493,015	57.2%	9,493,015	--	--%

(1)	The percentage of beneficial ownership is calculated based on 16,596,483 shares of our common stock outstanding as of February 28, 2019.
(2)

Consists of 9,493,015 shares of our common stock held by DASAN Networks, Inc. The business address of DASAN Networks, Inc. is DASAN Tower, 49, Daewangpangyo-ro644Beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, 463-400 Korea.

(3)

Assumes the sale of all shares of common stock registered pursuant to this prospectus, although, to our knowledge, the selling stockholder is not under any obligation to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

We or the selling stockholder may sell the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

▪	at a fixed price or prices, which may be changed;
▪	at market prices prevailing at the time of sale;
▪	at prices related to such prevailing market prices; or
▪	at negotiated prices.

We or the selling stockholder may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4). Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price on or through the Nasdaq Capital Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale.

Any prospectus supplement or any related free writing prospectus that we may authorize to be provided to you will describe the terms of the offering of the securities, including, to the extent applicable:

▪	the name or names of any underwriters or distributing agents, if any;
▪	the purchase price of the securities and the proceeds we will receive from the sale;
▪	any over-allotment options under which underwriters may purchase additional securities from us;
▪	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
▪	any public offering price;
▪	any discounts or concessions allowed or reallowed or paid to dealers; and
▪	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in the common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

DESCRIPTION OF COMMON STOCK TO BE REGISTERED

The following summary of the material terms of our common stock summarizes the material terms, is not complete, and is subject to, and qualified in its entirety by reference to, the terms and provisions of our restated certificate of incorporation and our amended and restated bylaws.  For the complete terms of our common stock, please refer to our restated certificate of incorporation and our amended and restated bylaws, each as may be amended from time to time.

General

We have authorized 61,000,000 shares of capital stock, par value $0.001 per share, of which 36,000,000 are shares of common stock and 25,000,000 are shares of preferred stock. As of March 6, 2019, there were 16,596,483 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock which we may designate and issue in the future. Our common stock is listed on NASDAQ under the symbol “DZSI”.

Dividends

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors, subject to any applicable restrictions under our debt and credit agreements, and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the Board of Directors may deem relevant.

Voting Rights

Except as otherwise required by law or by our restated certificate of incorporation, each holder of common stock is entitled to cast one vote for each share of common stock standing in such holder’s name on the stock transfer records of the Company.

Liquidation and Distribution

Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to ratably receive our net assets remaining for distribution after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

The terms of the offering price and the net proceeds to us will be contained in the applicable prospectus supplement, and other offering material, relating to such offer.

Transfer Agent and Registrar

Our transfer agent and registrar for our capital stock is Computershare Trust Company, N.A. The transfer agent’s address is P.O. Box 505000, Louisville, KY 40233, and its telephone number is (800) 942-5909.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus has been passed on by DLA Piper LLP (US), East Palo Alto, California.

EXPERTS

The financial statements of DASAN Zhone Solutions, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Keymile GmbH included in Exhibit 99.3 of DASAN Zhone Solutions, Inc.’s Current Report on Form 8-K/A (filed on March 18, 2019) have been so incorporated in reliance on the report (which contains a qualified opinion relating to the consolidated financial statements not including comparative figures or required transition disclosures as required by IFRS 1, “First-time adoption of International Financial Reporting Standards,” as discussed in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers GmbH, independent auditors, given on the authority of said firm as experts in auditing and accounting.  PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschat is a member of the Chamber of Public Accountants (Wirtschaftsprüferkammer), Berlin, Germany.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our common stock offered by this prospectus. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the common stock offered in this prospectus, reference is made to the registration statement.

Upon the effective date of this Registration Statement and thereafter, we will file with the SEC annual and quarterly periodic reports on Forms 10-K and 10-Q, respectively, current reports on Form 8-K, as well as proxy statements on Schedule DEF 14A, as needed. We are not required to deliver annual reports to our stockholders and at this time we do not intend to do so. We encourage our stockholders, however, to access and review all materials that we will file with the SEC at http://www.sec.gov. Our SEC file number is 000-32743.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 12, 2019 (File No. 000-32743);

Our Current Reports on Form 8-K filed with the SEC on January 3, 2019 (and the related Form 8-K/A filed on March 18, 2019), February 28, 2019 and February 28, 2019 (each with File No. 000-32743); and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 11, 2001 (File No. 000-32743), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated therein) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, and after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

On the “Investor Relations” section of our website at http://investor-dzsi.com, we make available our public filings available free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. We will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus, if requested in writing or by telephone, any such request should be directed to:

DASAN Zhone Solutions, Inc.

7195 Oakport Street

Oakland, California 94621

Attention: Pei Hung

(510) 7777000

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare Trust Company, N.A., whose address is Computershare, P.O. Box 505000, Louisville, KY 40233.

Listing

Our common stock is listed on NASDAQ under the symbol “DZSI”.

                 Shares

Common Stock

Joint Book-Running Managers

B. Riley FBR	Craig-Hallum Capital Group

Lead Manager

Northland Capital Markets

PROSPECTUS SUPPLEMENT

                 , 2019